Exhibit 10.1
October 1, 2009
Via Hand Delivery
Mr. John P. Kelley
14 Green Hill Road
Chester, New Jersey 07930
Dear John:
     This is to confirm the termination of your employment with The Medicines Company (the “Company”) effective December 31, 2009 (the “Termination Date”) in accordance with Paragraph 2 of the letter agreement (also known as the “Severance and Change of Control Agreement”) dated November 11, 2008 between you and the Company. This letter agreement sets forth the terms of the termination of your employment and the benefits the Company will provide to you upon the cessation of your employment if you sign and return this letter agreement to the Company by October 22, 2009 (21 days from the date of delivery) and do not thereafter timely revoke your agreement.
     By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Paragraph 4.
     If you choose not to sign and return this letter agreement by October 22, 2009 or if you do so and thereafter timely revoke your agreement, you will not receive the Severance Benefits (as defined in Paragraph 2 below).
     Whether or not you agree to the terms and conditions in this letter agreement:
•	Your employment with the Company will end on the Termination Date and you will receive payments of any salary owed through the Termination Date and any unused vacation time accrued through the Termination Date;

•	You may elect to purchase group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits;

•	All other benefits or compensation provided to you as an employee of the Company, including life insurance and long-term disability, will cease upon the Termination Date, except that you are entitled to receive your vested accrued benefits, if any, under the Company’s 401(k) Plan; and

•	Vesting under any stock option grants you have received from the Company ends on the Termination Date. Nothing in this letter shall constitute a waiver or amendment of any rights you may have under any stock option grants you have received from the Company. You will have a period of three (3) months after the Termination Date to exercise all of the options that have vested.
     If, after reviewing this letter, you find the terms and conditions are satisfactory to you; you should sign and return this letter to the Company by October 22, 2009.
     The following numbered paragraphs set forth the terms and conditions which will apply, as of the Termination Date, if you timely sign and return this letter and do not thereafter timely revoke your agreement:
1.	Termination of Employment — Your employment with the Company shall terminate on the Termination Date, without further notice from, or action on the part of, the Company and all benefits of employment shall cease on the Termination Date. In the period prior to the Termination Date, you will remain an employee of the Company and will transition your responsibilities to other employees of the Company. In addition, effective as of the Termination Date, you will no longer serve in any other capacity with the Company and you hereby resign from any and all offices, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company.

2.	Severance Benefits — Subject to your compliance with the terms of this letter agreement, the Company will pay to you, and you will be entitled to receive, the following (collectively, the “Severance Benefits”):
(i)	an amount equal to one (2) years of your current annual base salary, less all applicable federal, state and local taxes, payable in one (1) lump sum on the 60th day following the Termination date provided that you have not revoked your acceptance to the letter agreement within the applicable revocation period set forth in Paragraph 16;

(ii)	for a period of twelve (12) months after the Termination Date, reimbursement of COBRA health care premiums actually paid by you and payment by the Company for reasonable outplacement of your choosing; provided that the payments provided in this Paragraph 2 (ii) shall terminate upon your commencing employment with a new employer, and in any event, all payments must be made not later than the end of the year following the year in which the expense was incurred; and

(iii)	accelerated vesting, effective on the Payment Date, of stock options previously granted to you and outstanding immediately prior to the Termination Date which would have vested within one (2) years after the Termination Date (assuming that you had continued to be employed by the Company during such one (2) year period).
3.	Full Discharge — You agree and acknowledge that the payments and benefits provided in Paragraph 2 above: (a) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including, without limitation, any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company or any of its officers or directors; and (b) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled but for this letter under any policy, plan or procedure of the Company or any prior agreement between you and the Company.

4.	Release — In consideration of the payment and provision of the Severance Benefits, you, for yourself and for your heirs, dependents, executors, legal representatives and assigns (the “Releasors”), hereby fully, forever, irrevocably and unconditionally release, remise and discharge: (i) the Company; (ii) its affiliates, subsidiaries and parent companies; (iii) any of its or their insurers, employee benefit plans or funds, fiduciaries, trustees, agents, attorneys, officers, directors, stockholders, and employees (each in their individual and corporate capacities); and (iv) any of their successors and assigns (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you (or any of the other Releasors) ever had or now have or may have against the Released Parties arising out of your employment with and/or separation from the Company, or out of any other agreement, understanding, relationship or arrangement with the Company including, but not limited to:
(i)	any agreement you have with the Company;

(ii)	all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the

Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Older Workers Benefits Protection Act, the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, the Federal Fair Labor Standards Act, any applicable Executive Order Programs and their state and local counterparts, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq., the New Jersey Workers’ Compensation Act, the New Jersey State Wage and Hour Law, the New Jersey Wage Payment Law and the New Jersey Political Activities of Employees law, all as amended;

(iii)	all common law claims including, but not limited to, actions in tort, defamation, infliction of emotional distress, detrimental reliance, wrongful discharge and breach of contract; all claims arising under any policies, practices or procedures of the Company; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options;

(iv)	any other claim for damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and

(v)	any claim for attorney’s fees, costs, disbursements and the like.
This release shall not apply with respect to (i) any rights or benefits to which Employee is entitled hereunder or to the enforcement thereof, (ii) all rights to seek or obtain unemployment compensation, and Company agrees not to contest any claims which Employee may make for unemployment compensation benefits; (iii) all rights to vested benefits under any retirement plan, health benefits plan or other employee benefit plan or program of Company; and (iv) all rights Employee may have to seek indemnification and be indemnified to the fullest extent permitted for former officers or employees under applicable law and/or Company’s organization documents and by-laws (including coverage under any insurance that Company had, has or may obtain for the benefit of its former officers or employees).
5.	Continuing Obligations
(i)	You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Invention and Non-Disclosure Agreement, and your obligations not to compete with the Company or to solicit or hire employees of the Company, as stated more fully in the Non-Competition and Non-Solicitation Agreement, both of which agreements you executed at the inception of your employment and which remain in full force and effect following the termination of your employment; and

(ii)	You also agree to make yourself reasonably available and at no charge to assist the Company in the prosecution and/or defense of any legal proceedings in which your participation, as a witness or otherwise, may be required.
6.	Return of Company Property — You understand that you must return all property of the Company. By signing this letter agreement, you confirm and acknowledge that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7.	Business Expenses and Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

8.	Non-Disparagement - You understand and agree that as a condition for payment to you of the consideration described herein, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company agrees that it will use commercially reasonable efforts to ensure that its current executive officers and directors shall not make any false, disparaging or derogatory statements about you to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company. You agree that you will not make any statements whatsoever to any investors or media about the Company or your departure from the Company and, if asked for any such statements, you will refer such inquiries to Glenn Sblendorio or Leslie Rohrbacker.

9.	Reference — You are directed to have all inquiries for references regarding your employment with the Company directed to Leslie Rohrbacker, Vice President, Head of Human Resources.

10.	Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.	Waiver of Rights — No delay or omission by either party in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.	Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13.	Confidentiality - You understand and agree that as a condition for payment to you of the Severance Benefits, the terms and contents of this letter agreement, and the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed by you and your agents and representatives to any person except: (i) to the extent required by federal or state law; (ii) to your spouse, accountant and attorney (provided that they are notified of and comply with this confidentiality provision); or (iii) as otherwise agreed to in writing by the Company.

14.	Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.	Voluntary Assent — You affirm that, other than as set forth herein, no promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents hereof, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.	Acknowledgement and Revocation — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company hereby advises you to consult with an attorney of your own choosing prior to signing this agreement. You may revoke your agreement to this letter agreement for a period of seven (7) days following the date you deliver the signed agreement to the Company. Any revocation within this period must be submitted in writing to the Company and state “I hereby revoke my agreement to the letter agreement dated October 1, 2009.” The revocation must be delivered to, and received by, the Company within seven (7) days after the day you deliver the signed agreement to the Company. This agreement shall not become effective or enforceable until the revocation period has expired without your having revoked your agreement.

17.	Applicable Law — This letter agreement shall be interpreted and construed by the laws of the State of New Jersey, without regard to conflict of laws, provisions.

18.	Withholding — The Company may withhold from any amounts payable under this letter such federal, state and local taxes as are required to be withheld (with respect to amounts payable hereunder or under any benefit plan or arrangement maintained by the Company) pursuant to any applicable law or regulation.

19.	Entire Agreement — This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the termination of your employment with the Company, the Severance Benefits and the release of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this Paragraph 19, however, shall modify, cancel or supersede your obligations set forth in Paragraph 5 herein.
Please call me if you have any questions about the matters covered in this letter.

Very truly yours, THE MEDICINES COMPANY
By:	Leslie C. Rohrbacker
Leslie C. Rohrbacker, Vice President, Head of
Human Resources

I hereby agree to the terms and conditions set forth above. I intend that this letter agreement become a binding agreement between the Company and me.

/s/ John Kelley	Date: October 22, 2009
John P. Kelley

To be returned to Leslie Rohrbacker by October 22, 2009